As Filed With the Securities and Exchange Commission
on May 14, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORRECTIONS CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Maryland	62-1763875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard
Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)

Corrections Corporation of America
Non-Employee Directors’ Compensation Plan
(Full title of the plan)

John D. Ferguson
President and Chief Executive Officer
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, Tennessee 37215
(Name and address of agent for service)

(615) 263-3000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed maximum	maximum
Title of securities	Amount to be	offering price per	aggregate	Amount of
to be registered	registered	share (1)	offering price (1)	registration fee
Common Stock	75,000 shares	$33.935	$2,545,125	$323

(1)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on May 10, 2004.

Explanatory Note

     This Registration Statement covers an aggregate of 75,000 shares of the common stock, $0.01 par value per share (the “Common Stock”), of Corrections Corporation of America, a Maryland corporation (the “Company”), to be issued pursuant to the Corrections Corporation of America Non-Employee Directors’ Compensation Plan (the “Plan”). Following its approval by the Compensation Committee of the Company’s Board of Directors and by the Company’s full Board of Directors, on May 15, 2003 the Company’s stockholders considered and approved the Company’s adoption of the Plan.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Certain Documents by Reference.

     The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

     (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 12, 2004.

     (b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the Commission on May 10, 2004.

     (c) The description of the Company’s Common Stock contained in its Current Report on Form 8-K filed with the Commission on January 6, 1999 (Commission File No. 000-25245).

     In addition, except as specified below, any filings made by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Information furnished under Items 9 and 12 of the Company’s Current Reports on Form 8-K is not incorporated by reference in this Registration Statement.

ITEM 4. Description Of Securities.

     The Common Stock registered hereby is included in a class of securities registered under Section 12 of the Exchange Act.

ITEM 5. Interests of Named Experts and Counsel.

     None.

ITEM 6. Indemnification of Directors and Officers.

     Article VI of the Company’s charter (as amended to date) provides that, to the maximum extent that Maryland law from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Company shall be personally liable to the Company or its stockholders for money damages.

     Under Maryland law, the charter provision limiting the liability of directors and officers may not limit their liability to the Company or its stockholders (i) to the extent it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit of profit actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty.

     Section 2-418 of the Maryland General Corporation Law (the “MGCL”) generally permits indemnification of any director made a party to any proceeding by reason of service as a director unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or mission was unlawful. The indemnity may be against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the director or officer in connection with the proceeding; but, if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

     If the proceeding is one charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, indemnification of the director or officer is not permitted if the director or officer was adjudged to be liable on the basis that personal benefit was improperly received.

     Under section 2-418(a) of the MGCL, the Company is required to indemnify a director for reasonable expenses incurred if such individual has been successful, on the merits or otherwise, in defense of any proceeding arising out of such individual’s official capacity.

     Under Maryland law, unless the corporation’s charter provides otherwise, officers shall be indemnified to the extent directors are required or entitled to be indemnified.

     In addition, under Maryland law, the Company is required to indemnify a director in any proceeding arising out of such individual’s official capacity if a court of appropriate jurisdiction determines such individual is entitled to indemnification.

     Under the Company’s bylaws (as amended to date), the Company shall indemnify a director or officer to the extent permitted by Maryland law as described herein.

     Under the Company’s bylaws and consistent with Maryland law, the Company shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or officer, if such individual in writing affirms in good faith that he or she has satisfied the applicable standard of conduct necessary for indemnification and agrees to repay amounts paid to such individual if it is ultimately determined that such standard is not met. Under the Company’s bylaws, the Company may also provide to directors or officers additional indemnification or payment or reimbursement of expenses to the fullest extent permitted by Maryland law for directors of Maryland corporations.

     Indemnification under the provisions of Maryland law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, bylaws, any resolution of stockholders or directors, any agreement or otherwise.

     The MGCL permits a Maryland corporation to indemnify its employees and agents to the same extent as its directors.

     The Company maintains directors’ and officers’ liability insurance to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions set forth in such policies.

ITEM 7. Exemption From Registration Claimed.

     Not applicable.

ITEM 8. Exhibits.

Exhibit
Number	Description
3.1	Amended and Restated Charter of the Company (previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (Commission File no. 001-16109), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

3.2	Amendment to the Amended and Restated Charter of the Company effecting the reverse stock split of the Company’s Common Stock and a related reduction in the stated capital stock of the Company (previously filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (Commission File no. 001-16109), filed with the Commission on August 13, 2001 and incorporated herein by this reference).

3.3	Third Amended and Restated Bylaws of the Company (previously filed as Exhibit 3.3 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Reg. No. 333-96721), filed with the Commission on December 30, 2002 and incorporated herein by this reference).

4.1	Provisions defining the rights of stockholders of the Company are found in Article V of the Amended and Restated Charter of the Company, as amended

Exhibit
Number	Description
(included as Exhibits 3.1 and 3.2 hereto), and Article II of the Third Amended and Restated Bylaws of the Company (included as Exhibit 3.3 hereto).

4.2	Specimen of certificate representing the Company’s Common Stock (previously filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File no. 001-16109), filed with the Commission on March 22, 2002 and incorporated herein by this reference).

5.1*	Opinion of Bass, Berry & Sims PLC regarding the validity of the additional shares of Common Stock being registered.

10.1	Corrections Corporation of America Non-Employee Directors’ Compensation Plan (previously filed as Appendix C to the Company’s definitive Proxy Statement relating to the Company’s 2003 Annual Meeting of Stockholders (Commission File No. 001-16109), filed with the Commission on April 11, 2003 and incorporated herein by this reference).

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Bass, Berry & Sims PLC (included as part of Exhibit 5.1).

24	Power of Attorney (included on signature page).

*	Filed herewith

ITEM 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 13th day of May, 2004.

CORRECTIONS CORPORATION OF AMERICA

By:	/s/ John D. Ferguson

John D. Ferguson
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John D. Ferguson John D. Ferguson	President and Chief Executive Officer (Principal Executive Officer) and Director	May 13, 2004

/s/ Irving E. Lingo, Jr. Irving E. Lingo, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2004

/s/ William F. Andrews William F. Andrews	Chairman of the Board and Director	May 13, 2004

/s/ Donna M. Alvarado Donna M. Alvarado	Director	May 13, 2004

/s/ Lucius E. Burch, III Lucius E. Burch, III	Director	May 13, 2004

/s/ John D. Correnti John D. Correnti	Director	May 13, 2004

Signature	Title	Date

/s/ John R. Horne John R. Horne	Director	May 13, 2004

/s/ C. Michael Jacobi C. Michael Jacobi	Director	May 13, 2004

/s/ Thurgood Marshall, Jr. Thurgood Marshall, Jr.	Director	May 13, 2004

/s/ Charles L. Overby Charles L. Overby	Director	May 13, 2004

/s/ John R. Prann, Jr. John R. Prann, Jr.	Director	May 13, 2004

/s/ Joseph V. Russell Joseph V. Russell	Director	May 13, 2004

/s/ Henri L. Wedell Henri L. Wedell	Director	May 13, 2004

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Amended and Restated Charter of the Company (previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (Commission File no. 001-16109), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

3.2	Amendment to the Amended and Restated Charter of the Company effecting the reverse stock split of the Company’s Common Stock and a related reduction in the stated capital stock of the Company (previously filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (Commission File no. 001-16109), filed with the Commission on August 13, 2001 and incorporated herein by this reference).

3.3	Third Amended and Restated Bylaws of the Company (previously filed as Exhibit 3.3 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Reg. No. 333-96721), filed with the Commission on December 30, 2002 and incorporated herein by this reference).

4.1	Provisions defining the rights of stockholders of the Company are found in Article V of the Amended and Restated Charter of the Company, as amended (included as Exhibits 3.1 and 3.2 hereto), and Article II of the Third Amended and Restated Bylaws of the Company (included as Exhibit 3.3 hereto).

4.2	Specimen of certificate representing the Company’s Common Stock (previously filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File no. 001-16109), filed with the Commission on March 22, 2002 and incorporated herein by this reference).

5.1*	Opinion of Bass, Berry & Sims PLC regarding the validity of the additional shares of Common Stock being registered.

10.1	Corrections Corporation of America Non-Employee Directors’ Compensation Plan (previously filed as Appendix C to the Company’s definitive Proxy Statement relating to the Company’s 2003 Annual Meeting of Stockholders (Commission File No. 001-16109), filed with the Commission on April 11, 2003 and incorporated herein by this reference).

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Bass, Berry & Sims PLC (included as part of Exhibit 5.1).

24	Power of Attorney (included on signature page).

*	Filed herewith